Exhibit 5.1

April 5, 2019 Lowe’s Companies, Inc. 1000 Lowe’s Boulevard Mooresville, North Carolina 28117	Moore & Van Allen PLLC Attorneys at Law Suite 4700 100 North Tryon Street Charlotte, NC 28202-4003 T 704 331 1000 F 704 331 1159 www.mvalaw.com

Ladies and Gentlemen:

We have acted as counsel in the State of North Carolina to Lowe’s Companies, Inc., a North Carolina corporation (the “Company”), in connection with the Company’s offering of $1,500,000,000 aggregate principal amount of its 3.650% Notes due 2029 (the “2029 Notes”) and $1,500,000,000 aggregate principal amount of its 4.550% Notes due 2049 (the “2049 Notes”) (the “2049 Notes” and, together with the 2029 Notes, the “Securities”) pursuant to the registration statement on Form S-3 (No. 333-226983) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), insofar as it relates to the Securities and the prospectus dated August 23, 2018 (the “Base Prospectus”), as supplemented by the prospectus supplement dated April 3, 2019 (the “Prospectus Supplement,” and the Base Prospectus as supplemented by the Prospectus Supplement, the “Prospectus”).

The Securities are governed by and were issued pursuant to the terms of an amended and restated indenture, dated December 1, 1995 (the “Base Indenture”), between the Company and U.S. Bank National Association, as successor trustee (the “Trustee”), as supplemented by a fifteenth supplemental indenture, dated April 5, 2019 between the Company and the Trustee (the “Supplemental Indenture,” and, together with the Base Indenture, the “Indenture”).

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company (including, without limitation, the underwriting agreement dated April 3, 2019 between the Company and the several underwriters named in Schedule A thereto, the Indenture, a facsimile copy of the Securities in global form as executed by the Company and authenticated by the Trustee, resolutions of the Board of Directors adopted on December 12, 2018, the action of pricing committee, dated April 3, 2019, and the Company’s Restated Charter and Bylaws, as amended and restated), such certificates of public officials and such other documents and (iii) received such information from officers and representatives of the Company and others, in each case, as we have deemed necessary or appropriate for the purposes of the opinions hereafter expressed. In all such investigations and examinations, we have assumed the legal capacity and competency of all natural persons executing documents and certificates submitted to us, the genuineness of all signatures, the authenticity of original and certified documents submitted to us, the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies and that any certificate or document upon which we have relied and which was given or dated earlier than the date of this letter continues to remain accurate, insofar as relevant to the opinions contained herein, from such earlier date through and including the date hereof. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assumed the accuracy and completeness of, statements contained in the

Charlotte, NC Charleston, SC

Lowe’s Companies, Inc.

April 5, 2019

Indenture and any other documents executed, delivered or entered into in connection with the offering of the Securities and certificates and oral or written statements and other information of or from public officials and officers and representatives of the Company and others and assumed compliance on the part of all parties to the Indenture with their covenants and agreements contained therein. We have also assumed that (i) the Trustee had and continues to have the power and authority to enter into and perform its obligations under the Indenture, and to consummate the transactions contemplated thereby, (ii) the Indenture constitutes a legal, valid and binding obligation of the parties thereto, enforceable against the parties thereto in accordance with its terms, and that each of the parties to the Indenture will comply with all of its obligations under the Indenture, (iii) the Company will comply with all applicable laws, (iv) the Registration Statement, and any amendments thereto filed on or prior to the date hereof, are and remain effective, no stop order suspending the effectiveness of the Registration Statement or preventing its use or the use of any prospectus or prospectus supplement has been or will be issued and no proceedings for that purpose have been or will be instituted or threatened by the SEC and (v) the Securities were issued and sold in compliance with and in the manner described in the Prospectus and were duly authenticated by the Trustee in the manner provided in the Indenture. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the accuracy of such assumptions or items relied upon.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1. The Company is a corporation in existence under the laws of the State of North Carolina.

2. The Company has the corporate power to issue the Securities.

3. The execution and delivery of the Indenture have been duly authorized by all necessary corporate action of the Company, and the Indenture has been duly executed and delivered by the Company.

4. The execution and delivery of the Securities have been duly authorized by all necessary corporate action of the Company, and the Securities have been duly executed and delivered by the Company.

The opinions set forth above are subject to the following:

(A) bankruptcy, insolvency, reorganization, moratorium and other laws (or related judicial doctrines) now or hereafter in effect affecting creditors’ rights and remedies generally;

(B) general principles of equity (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies), whether such principles are considered in a proceeding in equity or at law; and

(C) the application of any applicable fraudulent conveyance, fraudulent transfer, fraudulent obligation, or preferential transfer law or any law governing the distribution of assets of any person now or hereafter in effect affecting creditors’ rights and remedies generally.

Lowe’s Companies, Inc.

April 5, 2019

The opinions expressed herein are limited to matters governed by the laws of the State of North Carolina, and no opinion is expressed with respect to such laws as subsequently amended, or any other laws, or any effect that such amended or other laws may have on the opinions expressed herein. The opinions expressed herein are limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinions expressed herein are given as of the date hereof, and we undertake no obligation to advise you of any changes in applicable laws after the date hereof or of any facts that might change the opinions expressed herein that we may become aware of after the date hereof or for any other reason.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and the incorporation by reference of this opinion as an exhibit to the Registration Statement. We also hereby consent to the references to this firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not believe and do not hereby admit that we are in the category of persons whose consent is required under the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Moore & Van Allen PLLC

MOORE & VAN ALLEN PLLC